EXHIBIT 2.5

MENTOR CORPORATION
201 Mentor Drive
Santa Barbara, California 94311
USA

June 2, 2006

COLOPLAST A/S
Holtedam 1
3050 Humlebæk
Copenhagen, DENMARK

Ladies and Gentlemen:

Reference is made to that certain Purchase Agreement (the "Purchase Agreement") dated as of May 17, 2006, by and between Coloplast A/S, a Danish corporation ("Buyer") and Mentor Corporation, a Minnesota corporation ("Seller").  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Purchase Agreement.

In connection with the consummation of the transactions contemplated by the Purchase Agreement, Seller and Buyer wish to document their mutual agreement and understanding with respect to the matters set forth in this letter.

1.        The Parties acknowledge and agree that the following items shall be excluded from the calculation of the Net Working Capital Target, the Net Working Capital as reflected on the Closing Date Net Working Capital Statement and the Net Working Capital as reflected on the Final Net Working Capital Statement:

            (a)            any Liability for Taxes (including, without limitation, withholding and Transfer Taxes) and all costs (including third-party costs) incurred by Porges in connection with the Porges Asset Sale; and

            (b)           any Liability with respect to Transferred Employees incurred by Porges in connection with the Porges Asset Sale arising under any profit sharing, profit participation, dividend or like plans or programs and any third party costs and expenses associated therewith ("Porges Transfer Liabilities").

2.        Notwithstanding anything in the Purchase Agreement to the contrary and without limiting the obligations set forth in the Purchase Agreement, Buyer shall indemnify Seller and hold Seller harmless from and against the Porges Transfer Liabilities.

3.         Attached hereto as Exhibit A is the Preliminary Purchase Price Allocation agreed to by Buyer and Seller as contemplated by Section 8.8 of the Purchase Agreement.

4.         Schedule 1.173 to the Purchase Agreement is hereby amended to add the following license, which shall constitute a Transferred Contract under the Purchase Agreement:

            License Agreement dated as of June 1, 2006, by and between Bruce S. Crawford, MD, FACOG, and Mentor Corporation, a Minnesota corporation.

5.         Schedule 1.178 to the Purchase Agreement is hereby amended to add the following domain names, which shall constitute Transferred Internet Properties under the Purchase Agreement:

            edtalk.org
            mypenilehealth.com
            getbackincontrol.com
            getbackincontrol.net
            getbackincontrol.org

6.         Schedule 7.1(a) to the Purchase Agreement is hereby amended to delete the following named individuals:

Henry Arnion

Philippe Berthat

Géraldine Foulon

Natali Fournier

Francis Frignani

Véronique Manscourt

Valérie Mautino

Valerie Tellier

7.         The Parties agree that following the Closing they will work together in good faith to coordinate the transition of the statutory auditors for Porges and MML, with such transition to occur in a manner to allow for the following:  (a) timely completion of all required statutory audits (including pending audits); (b) preparation of financial statements for all periods through and including the Closing; and (c) as soon as reasonably practicable following the Closing (but in no event compromising completion of (a) and (b)), provide for PricewaterhouseCoopers (or its affiliate) to serve as a statutory auditor of such entities (either in capacity as the primary or second auditor of such entities, as is practicable).

8.         Buyer hereby agrees that it will provide reasonable assistance, without charge, to Seller in the preparation by Seller and its Subsidiaries of financial statements necessary for Buyer's SEC reporting requirements for all periods through and including the Closing the timely completion of any statutory audits for any period ending on or prior to Closing following the Closing, and the delivery of audited financial statements with respect to the Business required to be delivered to Buyer under the Purchase Agreement, which assistance in each case will include access to appropriate personnel, books and records of Buyer and its Subsidiaries and cooperation in the preparation of such financial statements and statutory audits.

9.          Buyer and Seller agree to negotiate in good faith the terms and conditions of the Schedules to the Transition Services Agreement that are not completed as of the Closing as promptly as practicable following the Closing.

Except as expressly provided above, nothing in this letter agreement shall serve to modify the terms set forth in the Purchase Agreement.

This letter agreement will be governed by the laws of the State of Minnesota, United States of America, without regard to any conflicts of law principles.  The provisions of Article 13 of the Purchase Agreement shall be applicable to any dispute, controversy or difference arising out of this letter agreement.

Please indicate Coloplast's concurrence with and acceptance of this letter agreement by executing two copies of it in the space provided below and returning one such copy to me at your earliest convenience.

Very truly yours,

MENTOR CORPORATION

By: /s/ Loren L. McFarland

Name: Loren L. McFarland

Title: VP, CFO

AGREED TO AND ACCEPTED:

COLOPLAST A/S

By: /s/ Peter Volkers

Name: Peter Volkers

Title: Vice President, Legal Affairs